EXHIBIT 99.1

NEWS RELEASE

PGTI Reports Second Quarter and First Half 2018 Results

Second Quarter Net Income Per Diluted Share increased 115 Percent Year-over-Year

Strong Second Quarter Net Sales of $169 million Driven Primarily by
Repair and Remodeling Sector Growth

VENICE, Fla., July 30, 2018 – PGT Innovations, Inc. (NYSE: PGTI), the leading U.S. manufacturer and supplier of impact-resistant windows and doors, today announced financial results for its second quarter and first half ended June 30, 2018.

Financial Highlights for Second Quarter 2018 versus Second Quarter 2017

●	Net sales of $169 million, an increase of $32 million, or 23 percent
●	Gross margin of 35.4 percent, compared to 32.4 percent
●	Net income of $22.5 million, compared to $10.3 million
●	Adjusted net income of $21.4 million, compared to $10.3 million
●	Net income per diluted share of $0.43, compared to $0.20
●	Adjusted net income per diluted share of $0.41, compared to $0.20

Financial Highlights for First Half 2018 versus First Half 2017

●	Net sales of $310 million, an increase of $59 million, or 24 percent
●	Gross margin of 33.8 percent, compared to 30.5 percent
●	Net income of $29.9 million, compared to $13.3 million
●	Adjusted net income of $31.3 million, compared to $14.1 million
●	Net income per diluted share of $0.57, compared to $0.26
●	Adjusted net income per diluted share of $0.60, compared to $0.27

"We continue to build on our momentum and are pleased to report a 23 percent increase in year over year sales," stated Jeff Jackson, President and Chief Executive Officer of PGT Innovations. "Significant growth in our repair and remodel sector along with solid operating performance across the portfolio resulted in another quarter of strong sales and free cash flow."

"Demand for our products continues to grow based on our deep customer relationships and increased awareness of the benefits of our impact-resistant products following last year's hurricane season. I am proud of our team's response to this increased demand and ability to deliver exceptional operating performance that resulted in gross margin improvement of three percentage points in the second quarter compared to last year.
The positive impacts of increased demand for our products, and our strong operating performance and solid free cash flow underlie our decision to increase the ranges for all metrics in our guidance for the full year of 2018," continued Jackson.

"As we move through 2018, we continue to successfully execute on our strategy of investing in advertising and marketing to drive strong sales and expect to further enhance value going forward. We are excited about the opportunities ahead and look forward to completing our acquisition of Western Window Systems to position PGT Innovations as a national leader in the premium window and door space. As we enter the second half of the year, we are well positioned and focused to deliver on our strategic plan and deliver exceptional full year results," Jackson concluded.

Fiscal Year 2018 Outlook

As previously announced, given the increased demand for our products and our solid execution, the Company is increasing its guidance for its 2018 fiscal year. The revised guidance is for legacy PGT Innovations and does not include Western Window Systems.

PGT Innovations now expects to finish toward the high end of the following ranges, with all comparisons to fiscal year 2017:

●	Net sales of $580 million to $600 million, increasing 13 percent to 17 percent;
●	Adjusted EBITDA of $100 million to $110 million, increasing 19 percent to 31 percent;
●	Net income per diluted share of $0.95 to $1.10; and
●	Free cash flow of $62 million to $72 million

Acquisition of Western Window Systems

On July 24, 2018, the Company announced it entered into a definitive agreement under which PGT Innovations will acquire Western Window Systems for $360 million in cash, subject to customary adjustments. The transaction is expected to be immediately accretive to cash EPS and gross and adjusted EBITDA margins and accretive to GAAP EPS in the first half of 2019. The transaction is expected to be completed in the third quarter of 2018.

Conference Call

PGT Innovations will host a conference call on Monday, July 30, 2018, at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-883-0383 (U.S.) and 412-902-6506 (Canada and international). The conference ID is 2766333. A replay of the call will be available on July 30, 2018, through August 13, 2018. To access the replay, dial 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (international) and refer to pass code 10122004.

You may also provide your contact information in advance by using the following link: https://hd.choruscall.com/?callme=true&passcode=2766333&info=company&r=true&b=16. At the time of the call, the phone number you provided will be automatically called and connected to the conference.

About PGT Innovations, Inc.

PGT Innovations, headquartered in North Venice, Florida, with approximately 2,700 employees, creates value through customer relationships, understanding the needs of the industries it serves, a drive to create the strongest, safest impact-resistant products on the market, and a commitment to always moving our business and products forward. The company's trusted brands include CGI® and CGI® Commercial, PGT® Custom Windows & Doors, and WinDoor®. PGT Innovations is the nation's largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary market, and is part of the S&P SmallCap 400 Index. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "expectations," "outlook," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as:

•	unfavorable changes in new home starts and home remodeling trends, especially in the State of Florida, where the substantial portion of our sales are generated;
•	unfavorable changes in the economy in the United States in general and in the State of Florida, where the substantial portion of our sales are generated;
•	increases in our cost of raw materials, including aluminum, glass and vinyl, including, without limitation, due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	increases in our transportation costs;
•	our level of indebtedness;
•	our dependence on our impact-resistant product lines;
•	our ability to successfully integrate businesses we may acquire;
•	product liability and warranty claims brought against us;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes;
•	our dependence on a limited number of manufacturing facilities;
•	the continuing post-storm impact of Hurricane Irma on our customers and markets, demand for our products, and our financial and operational performance related thereto;
•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by "hackers" and theft of data and information from our systems, and,

•	the other risks and uncertainties discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 30, 2017.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) demand for our products going forward, including the demand for our products from homeowners who are preparing for the 2018 and future hurricane seasons; (2) our ability to continue to leverage fixed costs in a favorable manner; (3) the heightened awareness brought by Hurricane Irma and our post-Irma advertising initiatives about the benefits of impact-resistant window and door products; (4) the favorable impact that the increase in our product prices may have on our performance, and our ability to take future price increases to offset further increases in our costs; (5) the Company's ability to capture a meaningful share of any increased demand for impact-resistant products; and (7) our financial and operational performance for our 2018 fiscal year, including our "Fiscal Year 2018 Outlook" set forth in this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT Innovations, Inc.
Brad West, Senior Vice President and CFO
941-480-1600
bwest@pgtinnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017

Net sales	$169,269	$137,384	$309,522	$250,105
Cost of sales	109,322	92,831	204,802	173,813
Gross profit	59,947	44,553	104,720	76,292
Selling, general and administrative expenses	32,581	24,650	61,238	47,435
Gains on transfers of assets (1)	(2,551)	-	(2,551)	-
Income from operations	29,917	19,903	46,033	28,857
Interest expense, net	3,609	4,568	7,652	9,478
Debt extinguishment costs	-	-	3,079	-
Income before income taxes	26,308	15,335	35,302	19,379
Income tax expense	3,760	5,080	5,414	6,125
Net income	$22,548	$10,255	$29,888	$13,254

Basic net income per common share	$0.45	$0.21	$0.60	$0.27

Diluted net income per common share	$0.43	$0.20	$0.57	$0.26

Weighted average common shares outstanding:
Basic	50,317	49,473	50,087	49,368

Diluted	52,056	51,664	52,023	51,607

(1) Gains on transfers of assets of $2.6 million in the three- and six-month periods ended June 30, 2018, relate to the transfers of machinery and equipment to Cardinal Glass Industries under the asset purchase agreement.

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	June 30,	December 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$63,923	$34,029
Accounts receivable, net	74,970	60,308
Inventories	35,326	37,816
Contract assets, net	11,012	-
Prepaid expenses, other current assets and assets held for sale (1)	10,656	12,363
Total current assets	195,887	144,516

Property, plant and equipment, net	93,433	84,133
Intangible assets, net	111,725	115,043
Goodwill	108,060	108,060
Other assets, net	1,336	1,367
Total assets	$510,441	$453,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses (2)	$45,911	$41,085
Current portion of long-term debt	303	294
Total current liabilities	46,214	41,379

Long-term debt, less current portion	215,081	212,679
Deferred income taxes, net	23,287	22,772
Other liabilities (2)	17,015	964
Total liabilities	301,597	277,794

Total shareholders' equity	208,844	175,325
Total liabilities and shareholders' equity	$510,441	$453,119

(1) At December 30, 2017, includes $3.2 million of assets held for sale related to the machinery and equipment to be transferred to Cardinal Glass Industries under the asset purchase agreement.

(2) At June 30, 2018, includes $2.8 million within accrued expenses and $15.3 million within other liabilities of deferred trade discount related to the supply agreement with Cardinal Glass Industries being amortized through 2024.

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income (2)	$22,548	$10,255	$29,888	$13,254
Reconciling items:
Debt extinguishment costs (2)	-	-	3,079	-
Facility and equipment relocation costs (3)	-	-	435	-
Gains on transfers of assets
under Cardinal APA (4)	(2,551)	-	(2,551)	-
Transaction-related costs (5)	999	-	999	-
Management reorganization costs (6)	-	-	-	715
Thermal Plastic System start-up costs (7)	-	-	-	517
Tax effect of reconciling items	403	-	(503)	(435)
Adjusted net income	$21,399	$10,255	$31,347	$14,051
Weighted-average diluted shares (2)	52,056	51,664	52,023	51,607
Adjusted net income per share - diluted	$0.41	$0.20	$0.60	$0.27
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	4,829	4,669	9,449	9,266
Interest expense, net	3,609	4,568	7,652	9,478
Income tax expense	3,760	5,080	5,414	6,125
Reversal of tax effect of reconciling items for
adjusted net income above	(403)	-	503	435
Stock-based compensation expense (8)	684	579	1,198	1,037
Adjusted EBITDA	$33,878	$25,151	$55,563	$40,392
Adjusted EBITDA as percentage of net sales	20.0%	18.3%	18.0%	16.2%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed July 30, 2018.

(2) Represents debt extinguishment costs recognized in the first quarter of 2018 relating to the Company's second refinancing and second amendment of the 2016 Credit Agreement on March 16, 2018. We repriced and amended our 2016 Credit Agreement for the first time on February 17, 2017. However, because there were no changes in lender positions in the first action, it did not result in any lender positions being considered as modified or extinguished. Therefore, there was no charge for debt extinguishment costs in the three or six months ended July 1, 2017.

(3) Represents costs associated with planned relocation of the CGI Windows & Doors manufacturing operations to its new facility in Miami, FL, and costs associated with machinery and equipment relocations within our glass plant operations in Venice, FL as the result of our planned disposal of certain glass manufacturing assets to Cardinal Glass Industries. Of the $435 thousand, $416 thousand is classified within cost of sales during the six months ended June 30, 2018, with the remainder classified within selling, general and administrative expenses.

(4) Represents gains on sales of assets to Cardinal LG Company (Cardinal) under an Asset Purchase Agreement (APA) dated September 22, 2017. Pursuant to the terms of the APA, during the three months ended June 30, 2018, we transferred assets to Cardinal which had a net book value of $3.2 million and fair value of $5.8 million, resulting in the recognition of gains on disposals totaling $2.6 million.

(5) Represents costs relating to our acquisition of Western Window Systems, which we announced on July 24, 2018, classified within selling, general and administrative expenses in the three and six months ended June 30, 2018.

(6) Represents costs associated with planned changes in our management structure in the first quarter of 2017, directed towards maximizing the effectiveness and efficiency of the Company's leadership team, classified within selling, general and administrative expenses in the six months ended July 1, 2017.

(7) Represents costs incurred in January and February 2017 associated with the start-up of our second Thermal Plastic Spacer system insulated glass line, all of which is classified within cost of sales in the six months ended July 1, 2017.

(8) Beginning in 2018, we updated our reporting of adjusted EBITDA to exclude non-cash stock-based compensation expense. Prior periods have been revised to reflect this change for consistency of comparisons.